Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
July 20, 2023
Cass Information Systems Reports Second Quarter 2023 Results
Second Quarter Results
(All comparisons refer to the second quarter of 2022, except as noted)

•Net income of $7.1 million, or $0.52 per diluted common share.
•Increase in total revenues of $4.0 million, or 9.0%.
•Return on average equity of 13.37%.
•Increase in net interest margin to 3.25% from 2.54%.
•Increase in facility expense transaction volume of 8.8%.
•Maintained exceptional credit quality.
•Continued to make progress on technology initiatives to increase operational efficiency.
•Repurchased 63,305 shares of Company stock.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported second quarter 2023 earnings of $0.52 per diluted share, as compared to $0.62 in the second quarter of 2022 and $0.51 in the first quarter of 2023. Net income for the period was $7.1 million, a decrease of 16.6% from $8.6 million in the same period in 2022 and a slight increase of $21,000 as compared to the first quarter of 2023.

The Company’s financial results have been impacted by a decrease in payment float generated from its transportation clients as a result of a decline in freight rates and a decrease in deposit balances generated from its Cass Commercial Bank clients. The lower level of funding provided by these sources has impacted the Company’s ability to earn interest income on short-term investments. The Company also continues to experience an increase in operating expense as a result of updating and upgrading its technology platforms in its payment business. The Company anticipates an improvement in profitability levels as compared to the second quarter of 2023 in future quarters as efficiencies are gained around ingesting and processing invoices, new clients are onboarded and net interest income improves as a result of net interest margin expansion.
Martin Resch, the Company’s President and Chief Executive Officer, noted, “The Company has been focused on updating and upgrading the technology platforms used to ingest and process documents received from the vendors/carriers of our clients. Most of 2022 was spent identifying partners and clearly documenting the processes surrounding those platforms. In the first quarter of 2023, we experienced success in implementing a production environment for the Waste line of business well ahead of schedule and therefore we made the decision to accelerate the development across all payment businesses. The Company is currently incurring the cost of running duplicate production environments, with the expectation that we will start to wind down the older platforms in Q4 of 2023. The partners we have chosen to work with have also started to implement generative AI integration into their existing tool sets which we believe will allow us to develop data processing models more quickly but more importantly will be applicable to new client and vendor onboarding improvements underway.” Resch continued, “We continue to see high demand for the Cass service offerings, presenting significant revenue opportunities. Our ability to successfully implement improved, more efficient technology platforms will not only reduce our cost of processing invoices but also greatly enhance our growth prospects in future periods.”
Second Quarter 2023 Highlights

Transportation Dollar Volumes – Transportation dollar volumes were $9.7 billion during the second quarter of 2023, a decrease of 14.9% as compared to the second quarter of 2022 and a decrease of 5.4% as compared to the first quarter of

2023. The decrease in dollar volumes was due to a decrease in the average dollars per transaction to $1,056 during the second quarter of 2023 as compared to $1,229 in the second quarter of 2022 and $1,129 in the first quarter of 2023 as a result of lower fuel costs and overall freight rates. Transportation dollar volumes are key to the Company’s revenue as higher volumes generally lead to an increase in payment float, which generates interest income, as well as an increase in payments in advance of funding, which generates financial fees.

Facility Expense Dollar Volumes – Facility dollar volumes totaled $4.6 billion during the second quarter of 2023, an increase of 0.2% as compared to the second quarter of 2022 and a decrease of 13.8% as compared to the first quarter of 2023. The decrease as compared to the first quarter of 2023 was largely due to seasonality and falling energy prices.

Processing Fees – Processing fees increased $201,000, or 1.0%, over the same period in the prior year. The increase in processing fee income was largely driven by the increase in facility transaction volumes of 8.8%. Transportation invoice volumes decreased 1.0% over the same period. The Company has experienced recent success in winning facility clients with high transaction volumes.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, increased $1.0 million, or 9.8%. The increase in financial fee income was primarily due to the increase in short-term interest rates, partially offset by a decline in transportation dollar volumes of 14.9%.

Net Interest Income – Net interest income increased $2.4 million, or 17.4%. The Company’s net interest margin improved to 3.25% as compared to 2.54% in the same period last year. The increase in net interest income and margin was largely driven by the rise in market interest rates as compared to the same period last year, which is favorable for these financial metrics over the long-term. The positive impact of the increase in the net interest margin was partially offset by a decline in average interest-earning assets of $211.9 million, or 9.5%.

Net interest income decreased $884,000, or 5.2%, as compared to the first quarter of 2023. The decrease was driven by a decline in average interest-earning assets of $152.0 million, or 7.0%. The Company’s net interest margin improved 2 basis points to 3.25% from 3.23% as the impact of the rise in the yield on average interest-earning assets of 14 basis points more than offset the impact of the rise in the cost of average interest-bearing liabilities of 69 basis points. The Company anticipates its net interest margin will expand at a greater pace in future quarters. Given that 75.9% of the Company’s average funding sources, consisting of deposits and accounts and drafts payable, are non interest-bearing, a higher interest rate environment is good for the Company’s net interest income and net interest margin over the long term.

Provision for Credit Losses - The Company recorded a release of credit losses of $120,000 during the second quarter of 2023 as compared to a provision for credit losses of $70,000 in the second quarter of 2022. The release of credit losses for the second quarter of 2023 was primarily driven by the decrease in total loans of $14.5 million, or 1.4%, as compared to March 31, 2023.

Personnel Expenses - Personnel expenses increased $3.4 million, or 13.1%. Salaries and commissions increased $2.7 million, or 12.8%, as a result of merit increases, wage pressures, and an increase in average full-time equivalent employees of 10.9% due to strategic investment in various technology initiatives. Pension expense increased $750,000. Despite the Company’s defined benefit pension plan being frozen in the first quarter of 2021 resulting in no service cost in subsequent periods, expense increased as a result of the accounting impact of the decline in plan assets during 2022 and corresponding decline in expected return on plan assets for 2023. Other benefits, such as 401(k) match, health insurance and payroll taxes, increased $887,000, or 22.9%, primarily due to the 10.9% increase in average FTEs as well as a significant increase in employer health insurance costs over prior year levels.

Non-Personnel Expenses - Non-personnel expenses rose $2.3 million, or 30.3%. Certain expense categories such as equipment, outside service fees and data processing are elevated as the Company invests in, and transitions to, improved technology. Multiple technology platforms are being maintained prior to switching over to what the Company believes will be more efficient technology platforms for facility and transportation data entry processing by the end of 2023.

Loans - Average loans increased $102.0 million, or 10.5%. The Company has been successful in achieving organic growth in its franchise, faith-based and other commercial and industrial loans. When compared to December 31, 2022, ending loans decreased $27.1 million, or 2.5%.

Payments in Advance of Funding – Average payments in advance of funding decreased $38.3 million, or 13.1%, primarily due to a 14.9% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers.

Deposits – Average deposits decreased $167.7 million, or 13.6%, when compared to the second quarter of 2022. Total deposits at June 30, 2023 decreased $65.8 million, or 5.2% as compared to December 31, 2022. The Company has experienced deposit attrition as larger commercial depository clients moved their funds to higher interest rate alternatives outside of Cass Commercial Bank. The Company has experienced recent stabilization in its deposit balances as a result of an increase in deposit rates and increased depositor confidence across the banking industry. Average deposits increased $7.3 million in June 2023 as compared to May 2023. A high percentage of the Company’s deposit base consists of operating accounts of faith-based and commercial clients in addition to payment float generated from CassPay clients.

Accounts and Drafts Payable - Average accounts and drafts payable decreased $86.2 million, or 7.6%. The decrease in these balances, which are non-interest bearing, are primarily reflective of the decrease in transportation dollar volumes of 14.9%. Accounts and drafts payable are a stable source of funding generated by payment float from transportation and facility clients.

Liquidity - The Company maintained strong liquidity during the second quarter of 2023 with average short-term investments, primarily consisting of cash in a reserve account at the Federal Reserve Bank, of $185.2 million. In addition, all of the Company’s investment securities are classified as available-for-sale and there were no outstanding borrowings at June 30, 2023.

Capital - The Company’s common equity tier 1, total risk-based capital and leverage ratios were 13.66%, 14.39% and 10.65% at June 30, 2023, respectively. Total shareholders’ equity has increased $8.8 million since December 31, 2022 as a result of year-to-date 2023 earnings of $14.3 million and a decrease in accumulated other comprehensive loss of $2.9 million due to the decline in market interest rates and resulting positive impact on the fair value of available-for-sale investment securities, partially offset by dividends of $7.9 million and the repurchase of Company stock of $2.4 million.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended June 30, 2023	Quarter Ended March 31, 2023	Quarter Ended June 30, 2022	Six-Months Ended June 30, 2023	Six-Months Ended June 30, 2022
Processing fees	$19,386	$19,513	$19,184	$38,899	$38,221
Financial fees	11,662	11,259	10,623	22,921	21,155
Total fee revenue	$31,048	$30,772	$29,807	$61,820	$59,376

Interest and fees on loans	12,931	12,235	9,107	25,166	17,884
Interest and dividends on securities	4,677	4,794	3,915	9,471	7,048
Interest on federal funds sold and other short-term investments	2,100	3,113	958	5,213	1,174
Total interest income	$19,708	$20,142	$13,980	$39,850	$26,106
Interest expense	3,694	3,244	339	6,938	562
Net interest income	$16,014	$16,898	$13,641	$32,912	$25,544
Release of (provision for) credit losses	120	340	(70)	460	(300)
(Loss) gain on sale of investment securities	(199)	39	2	(160)	2
Other	1,224	1,296	842	2,520	1,703
Total revenues	$48,207	$49,345	$44,222	$97,552	$86,325
Salaries and commissions	23,617	22,605	20,932	46,222	40,564
Share-based compensation	909	1,950	1,832	2,858	3,172
Net periodic pension cost (benefit)	138	135	(612)	273	(1,231)
Other benefits	4,768	5,336	3,881	10,105	8,246
Total personnel expenses	$29,432	$30,026	$26,033	$59,458	$50,751
Occupancy	907	855	916	1,762	1,831
Equipment	1,749	1,650	1,660	3,399	3,371
Other	7,251	7,841	5,030	15,092	9,514
Total operating expenses	$39,339	$40,372	$33,639	$79,711	$65,467
Income from operations before income taxes	$8,868	$8,973	$10,583	$17,841	$20,858
Income tax expense	1,730	1,856	2,021	3,586	4,038
Net income	$7,138	$7,117	$8,562	$14,255	$16,820
Basic earnings per share	$.53	$.52	$.63	$1.05	$1.24
Diluted earnings per share	$.52	$.51	$.62	$1.03	$1.22

Share data:
Weighted-average common shares outstanding	13,553	13,599	13,543	13,576	13,560
Weighted-average common shares outstanding assuming dilution	13,854	13,863	13,802	13,859	13,808

Consolidated Balance Sheets

($ in thousands)

	(unaudited ) June 30, 2023	(unaudited ) March 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$270,473	$210,478	$200,942
Securities available-for-sale, at fair value	637,513	703,037	754,468
Loans	1,055,848	1,070,373	1,082,906
Less: Allowance for credit losses	(13,194)	(13,254)	(13,539)
Loans, net	$1,042,654	$1,057,119	$1,069,367
Payments in advance of funding	269,180	259,819	293,775
Premises and equipment, net	24,320	20,967	19,958
Investments in bank-owned life insurance	48,564	48,278	47,998
Goodwill and other intangible assets	21,044	21,240	21,435
Accounts and drafts receivable from customers	83,627	37,288	95,779
Other assets	73,421	69,163	69,301
Total assets	$2,470,796	$2,427,389	$2,573,023

Liabilities and shareholders’ equity:
Deposits
Noninterest-bearing	$679,107	$585,323	$642,757
Interest-bearing	512,327	530,827	614,460
Total deposits	$1,191,434	$1,116,150	$1,257,217
Accounts and drafts payable	1,021,524	1,051,435	1,067,600
Other liabilities	42,692	42,304	41,881
Total liabilities	$2,255,650	$2,209,889	$2,366,698

Shareholders’ equity:
Common stock	$7,753	$7,753	$7,753
Additional paid-in capital	206,734	206,614	207,422
Retained earnings	137,996	134,822	131,682
Common shares in treasury, at cost	(80,943)	(79,419)	(81,211)
Accumulated other comprehensive loss	(56,394)	(52,270)	(59,321)
Total shareholders’ equity	$215,146	$217,500	$206,325
Total liabilities and shareholders’ equity	$2,470,796	$2,427,389	$2,573,023

Average Balances (unaudited)

($ in thousands)

	Quarter Ended June 30, 2023	Quarter Ended March 31, 2023	Quarter Ended June 30, 2022	Six-Months Ended June 30, 2023	Six-Months Ended June 30, 2022
Average interest-earning assets	$2,010,771	$2,162,734	$2,222,653	$2,086,333	$2,173,060
Average loans	1,075,891	1,076,221	973,871	1,076,055	966,900
Average securities available-for-sale	686,777	724,839	755,803	705,703	722,605
Average short-term investments	185,230	295,150	450,942	239,886	461,750
Average payments in advance of funding	254,869	240,890	293,150	247,918	286,352
Average assets	2,370,359	2,499,341	2,616,220	2,434,494	2,572,485
Average noninterest-bearing deposits	552,718	553,644	623,904	553,178	599,122
Average interest-bearing deposits	509,319	591,102	605,840	549,985	599,484
Average borrowings	3,199	5,834	21	4,509	10
Average interest-bearing liabilities	512,518	596,936	605,861	554,494	599,494
Average accounts and drafts payable	1,049,281	1,095,182	1,135,504	1,072,105	1,111,935
Average shareholders’ equity	$214,066	$209,791	$207,828	$211,940	$221,697

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended June 30, 2023	Quarter Ended March 31, 2023	Quarter Ended June 30, 2022	Six-Months Ended June 30, 2023	Six-Months Ended June 30, 2022
Return on average equity	13.37%	13.76%	16.53%	13.56%	15.30%
Net interest margin (1)	3.25%	3.23%	2.54%	3.24%	2.45%
Average interest-earning assets yield (1)	3.98%	3.84%	2.60%	3.91%	2.50%
Average loan yield	4.82%	4.61%	3.75%	4.72%	3.73%
Average investment securities yield (1)	2.64%	2.62%	2.19%	2.63%	2.15%
Average short-term investment yield	4.55%	4.28%	0.85%	4.38%	0.51%
Average cost of total deposits	1.38%	1.15%	0.11%	1.25%	0.09%
Average cost of interest-bearing deposits	2.88%	2.18%	0.22%	2.50%	0.19%
Average cost of interest-bearing liabilities	2.89%	2.20%	0.22%	2.52%	0.19%
Allowance for credit losses to loans	1.25%	1.24%	1.31%	1.25%	1.31%
Non-performing loans to total loans	—%	—%	—%	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%	—%	—%

Transportation invoice volume	9,193	9,098	9,289	18,291	18,247
Transportation dollar volume	$9,711,801	$10,268,451	$11,413,414	$19,980,252	$22,268,594
Facility expense transaction volume (2)	3,467	3,468	3,186	6,935	6,479
Facility expense dollar volume	$4,578,490	$5,313,385	$4,570,178	$9,891,875	$9,214,120
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.
(2) Facility expense transaction volumes have been restated for the current and prior periods to reflect total invoices processed. In prior periods, billing account numbers were utilized in the Telecom division as a proxy for transactions.